Exhibit 10.6
LETTER OF AGREEMENT
This Letter of Agreement (“LOA”) is made and entered into as of this 12th day of October, 2004, between Voltaire LTD., an Israeli corporation having its principal place of business at 9 Hamenofim Herzeliva Pituach, Israel 46725, (“Customer”) and Sanmina-SCI Corporation and its wholly owned subsidiaries and affiliates, (collectively “Sanmina-SCI”), a Delaware corporation having its principal place of business at 2700 North First Street, San Jose, California 95134.
Customer and Sanmina-SCI are presently attempting to establish a business relationship as described in Attachment B under which Customer may, among other things, have Sanmina-SCI procure components, parts and raw material (collectively “Components”) and manufacture, assemble, test, inspect, configure and ship the products listed within Attachment A (“Products”) at the prices set forth therein (“Prices”). Prices are based on shipment “ex works” from Sanmina-SCI’s facility of manufacture and do not include export licensing of the Product or payment of broker’s fees, duties, tariffs or other similar charges, taxes (other than those based on the net income of Sanmina-SCI) or setup, tooling or NRE charges.
This LOA is for the purpose of authorizing Sanmina-SCI to begin work immediately in lieu of the fully negotiated Agreement. This LOA implies no commitment to enter the Agreement. Both parties acknowledge that the execution of an Agreement is contingent upon the mutual consent of the parties and that should the Agreement not be executed, the terms of this LOA shall be the sole governing document.
Customer shall issue Purchase Orders for the Product and may provide Sanmina-SCI with a forecast for future requirements of the Product (“Forecast”). Purchase orders will cover a minimum of 90 days. Customer authorizes Sanmina-SCI to procure the quantity and type of Components in support of the quantities set forth in the Purchase Order and Forecast in accordance with its standard material ordering policies available at www.sanmina-sci.com (“Policies”), and agrees to be financially responsible for all Components ordered in accordance with the Policies. Customer’s Purchase Orders and related documents issued pursuant to this LOA will serve as Customer’s authorization to Sanmina-SCI to complete and ship the Products. Sanmina-SCI will obtain Customer approval prior to purchase of any excess components resulting from any minimum buy quantities, tape and reel quantities, and multiples of packaging quantities required by the Vendor.
The prices in Attachment A shall be utilized for invoicing. Sanmina-SCI invoices shall be paid in U.S. Dollars net * (*) days from the date of invoice which, for shipped units, shall not be issued prior to the date on which the Products are shipped ”ex works” Sanmina-SCI’s dock (Incoterms 2000).
Sanmina-SCI’s warranty period is for * from the date of manufacture and is limited to correction of defects in Sanmina-SCI workmanship only. Sanmina-SCI will pass on to Customer all manufacturers’ component warranties to the extent that they are transferable, but will not independently warrant components. ALL WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE OR USE, AND ALL IMPLIED WARRANTIES OF TITLE FOR ANY CONSIGNED OR CUSTOMER SUPPLIED MATERIALS, ARE EXPRESSLY DISCLAIMED AND EXCLUDED HEREFROM. THE SOLE REMEDY UNDER THIS WARRANTY SHALL BE THE REPAIR, REPLACEMENT OR CREDIT FOR DEFECTIVE PRODUCTS AS STATED ABOVE.
Customer may terminate this LOA or cancel an order hereunder upon written notice to Sanmina-SCI. Orders within 30 days are considered firm and non-cancelable. Reschedules in excess of 90 days shall be treated as a cancellation. Customer may only reschedule an order one time. Upon termination or cancellation for any reason by Customer, Customer shall be responsible for all Components, WIP and finished Product ordered within lead-time to support the Customer’s Purchase Orders and/or Forecast; provided, however, that Customer’s maximum liability shall not exceed: (1) for Components, the quantity and type of Components

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

acquired by Sanmina-SCI in support of Customer’s Purchase Order or Forecast as set forth in this LOA, plus a 10% margin on such Components; (2) for WIP, the cost of Components calculated in accordance with (1) plus a pro rata charge for labor based on the stage of the WIP; and (3) for finished Product, the full purchase price. In addition, Customer shall be responsible for (a) Sanmina-SCI’s documented cost to perform Customer authorized non-recurring engineering or associated program duties; and (b) Sanmina-SCI’s actual expenses incurred either prior to termination or as an unavoidable consequence of termination, not to exceed the value of the outstanding purchase orders.
In the event of termination for any reason, Sanmina-SCI shall use reasonable commercial efforts to minimize Customer’s liability by canceling all agreements it has entered into and managing Component, labor and overhead cost to a minimum. Provided that the Customer has no outstanding receivable, Sanmina-SCI will deliver to Customer all product Components, documentation and other property owned by Customer or which Customer has paid for under this LOA.
Neither party shall make a claim against, or be liable to the other party or its affiliates or agents for any damages, including (without limitation) loss of profits or injury to business reputation, resulting from the continuation or abandonment of negotiations, including the consequences thereof. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; provided, however, that this Section shall not prevent a party from incurring any indemnification-related liabilities set forth herein. THE LIMITATION SET FORTH IN THIS SECTION SHALL APPLY WHERE THE DAMAGES ARISE OUT OF OR RELATE TO THIS AGREEMENT. For the purpose of this Section, both lost profits and damages resulting from value added to the Product by CUSTOMER shall be considered consequential damages. IN NO EVENT SHALL SANMINA-SCI’S LIABILITY FOR A PRODUCT (WHETHER ASSERTED AS A TORT CLAIM OR CONTRACT CLAIM) EXCEED THE AMOUNTS PAID TO SANMINA-SCI FOR SUCH PRODUCT HEREUNDER. IN NO EVENT WILL SANMINA-SCI BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY CUSTOMER. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.
Sanmina-SCI shall obtain and maintain in full force and effect during the term of this Agreement (i) commercial general liability insurance (including contractual liability coverage) with coverage limits of not less than One Million Dollars ($1,000,000) per occurrence, naming Voltaire Ltd/Inc as an additional insured thereunder, and (iii) worker’s compensation insurance as required by law. Upon request, Sanmina-SCI shall provide to Voltaire a certificate of insurance evidencing the insurance coverages required under this Section.
Sanmina-SCI’s Indemnification. Sanmina-SCI shall indemnify, defend, and hold Customer and Customer’s affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “Customer-Indemnified Parties”) harmless from all demands, claims, actions, causes of action, proceedings, suits, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) of every kind (each a “Claim,” and, collectively “Claims”) (i) based upon personal injury or death or injury to property to the extent any of the foregoing is proximately caused either by the negligent or willful acts or omissions of Sanmina-SCI or its officers, employees, subcontractors or agents and/or (ii) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright, trade secret or any actual or alleged violation of any other intellectual property rights arising from or in connection with Sanmina-SCI’s manufacturing processes.
Customer’s Indemnification. Customer shall indemnify, defend, and hold Sanmina-SCI and Sanmina-SCI’s affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “Sanmina-SCI -Indemnified Parties”) harmless from all Claims (i) based upon personal injury or death or injury to property to the extent any of the foregoing is proximately caused either by a defective Product, by the negligent or willful acts or omissions of Customer or its officers, employees, subcontractors or agents and/or (ii) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright, trade secret or any actual or alleged violation of any other intellectual property rights arising from or in connection with the Products, except to the extent such that the infringement exists as a result of use by Customer of Sanmina-SCI’s manufacturing processes,
This LOA and its attachments make up the entire agreement between the parties and supersede prior discussions, except for any related written agreements concerning confidentiality. Both parties expressly reject any pre-printed terms and conditions of any Purchase Order, Acknowledgment or any other form or document of either party. The terms hereof may be amended only by a writing executed by authorized representatives of both parties. This LOA will not be assigned by either party without the other party’s prior written consent. Customer shall be the exporter of record for and shall comply with all applicable export control statutes and regulations. The parties acknowledge and agree that the state or federal courts of Santa Clara County, California (and the Northern District of California) shall have exclusive jurisdiction and venue to adjudicate any and all disputes arising out of or in connection with this Agreement.

ACCEPTED AND AGREED TO:		ACCEPTED AND AGREED TO:
SANMINA-SCI CORPORATION		CUSTOMER

By:	/s/ David Marlen	By:	/s/ Koby Segal

Name: David Marlen		Name: Koby Segal

Title: VP/PLT MGR		Title: G.M. Israel

Attachment A
Pricing
The pricing listed in the table below is effective for PO’s accepted prior to November 1, 2004.

		VOLTAIRE	VOLTAIRE
PRODUCT	SSCI PN	PN	COST
Jade 20L – VL01	1001211-GH-003 – VL01	605A10004	$*
Jade 20L- VL02	1001211-GH-003-VL02	501S10004	$*
Jet	1001370-GH-001	501S12320	$*
LarimarSPS / UnMan	1001590-GH-0102	501S30010	$*
LarimarDPS / UnMan	1001590-GH-0202	501S30011	$*
LarimarSPS / Man	1001590-GH-0302	501S30020	$*
Larimar DPS / Man	1001590-GH-0402	501S30021	$*
Larimar 12X SPS / UnMan	TBD	TBD	*
Larima 12X DPS / UnMan	TBD	TBD	*
Larimar 12X SPS / Man	TBD	TBD	*
Larimar 12X DPS / Man	TBD	TBD	*
PrPMC	TBD	TBD	*
PCI-Express HCA	TBD	TBD	*
NOTE: Pricing for the “Managed” versions of the Larimar product includes $* for the Artesyn CCA. Melanox BGA E-1242 is increasing from $* to $*. Revised assembly price will be reflected when current inventory is consumed.

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Attachment B
Business Model
Subsequent to the execution of this agreement;
1)	Sanmina-SCI will license at * the existing InifiniBand designs to Voltaire, granting Voltaire the rights to use, enhance, and/or modify the designs.

2)	Sanmina-SCI shall provide Voltaire the designs ( * and * ) that are incomplete in their current state.

3)	In consideration for items 1 and 2 above, and as long as Sanmina-SCI continues to meet reasonable commercial standards for product cost, quality and manufacturing lead-time delivery, Voltaire will exclusively use Sanmina-SCI for manufacturing Voltaire’s InfiniBand products listed in attachment A, and any derivatives thereof., for a period of no less than two (2) years from the effective Date of this LOA (the “Initial Term”). Except as noted below in 4), if for any reasonVoltaire were to manufacture InfiniBand designs listed in attachment A, or any derivatives thereof, itself, or have a third party manufacture the InfiniBand designs listed in attachment A, or any derivatives thereof, Voltaire shall compensate Sanmina-SCI a reasonable royalty fee for the right to manufacture or have manufactured the InfiniBand designs listed in attachment A, or any derivatives thereof., the terms of which will be agreed by the two parties.

4)	In event Sanmina-SCI were to provide written notice to Voltaire of its intent to terminate this LOA (or the planned subsequent Manufacturing Services Agreement) prior to the end of the Initial Term, then notwithstanding anything written in Section 3) above, a no cost license will be granted to Voltaire, except if such Sanmina-SCI initiated termination notice is the result of a material breach by Voltaire which remained uncured after thirty (30) days from the date of written notice.

5)	Voltaire shall be responsible for all sustaining activities for the licensed products.
Sanmina-SCI will provide EMS fulfillment services to include:
Reports – Shipment, Product Status, OTD
Data – Quality, Test Yield, Pareto, Defects
Material – Supplier Management (Quality, Service and Delivery Reporting) and AVL Integrity
Engineering – Test Support, ECO Management
Data Interchange with OEM’s
Open Model Pricing on:
Material Cost Drivers (Top 70% of BOM)
Labor Cost
Manufacturing Value Add (MVA)
Customer will be responsible for the following:
Sustaining Engineering Activity
ECO Implementation
Documentation Rev Control
Additional Test Equipment / Enhancements
Forecast
Inventory Liability
Establishment of acceptable credit terms for fulfilling Customers liability as stated in this agreement

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.